Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

ST FINANCIAL GROUP, INC.

Pursuant to the provisions of Sections 3.051, 3.053 and 21.052 of the Texas Business Organizations Code (the “TBOC”), ST Financial Group, Inc., a Texas corporation (the “Corporation”), adopts the following amendment to the Amended and Restated Certificate of Formation of the Corporation:

ARTICLE ONE

The name of the Corporation is ST Financial Group, Inc., and the Texas Secretary of State filing number of the Corporation is 800973604.

ARTICLE TWO

The amendment below to the Amended and Restated Certificate of Formation of the Corporation was duly recommended by the Board of Directors of the Corporation and adopted by the requisite vote of the holders of common stock and Series A preferred stock of the Corporation at the special meeting of shareholders on February 23, 2017 pursuant to Sections 21.052 and 21.364(d)(3) of the TBOC.

ARTICLE THREE

The amendment below to the Amended and Restated Certificate of Formation of the Corporation has been approved in the manner required by the TBOC and the constituent documents of the Corporation.

ARTICLE FOUR

Article 18 of the existing Amended and Restated Certificate of Formation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE EIGHTEEN: RECLASSIFICATION

On February 23, 2017 at 11:59 p.m. Austin, Texas time (the “Reclassification Effective Time”), each outstanding share of Series A preferred stock held immediately prior to the Reclassification Effective Time by a record holder shall automatically, without further action on the part of the Corporation or any holder of such Series A preferred stock, be reclassified as common stock of the Corporation, on the basis of one share of common stock for each share of Series A preferred stock so reclassified, which shares of common stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.

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IN WITNESS WHEREOF, ST Financial Group, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer as of February 23, 2017.

ST FINANCIAL GROUP, INC.

By:	/s/ Dean O. Bass
Name:	Dean O. Bass
Title:	Chairman and Chief Executive Officer

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